Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Ra Medical Systems, Inc.’s Form 8-K and the incorporation by reference in Ra Medical Systems, Inc. Registration Statements (333-264495, 333-262195, 333-254370, 333-252432, 333-250094, 333-240187, 333-239887, 333-237701, 333-237488, 333-237096, 333-230332, 333-227696, 333-227552, and 333-226191) of our report dated April 22, 2022, which includes an explanatory paragraph relating to Catheter Precision, Inc.'s ability to continue as a going concern, relating to the financial statements of Catheter Precision, Inc., as of and for the years ended December 31, 2021 and 2020, included as Exhibit 99.4 to such Form 8-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

September 9, 2022